CERTIFIED RESOLUTIONS

      I, Tina H. Bloom, Assistant Secretary of Gardner Lewis Investment Trust (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on July 20, 2007:


           RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by Travelers Insurance Company (the "Bond"), covering among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the "Rule") promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940 (the "1940 Act"), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets and the nature of the securities in the Trust's portfolio; and

           FURTHER RESOLVED, that the premium to be paid by the Trust under the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

           FURTHER RESOLVED, that the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

           FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and

           FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the Commission and give all notices required under paragraph (g) of the Rule.



           August 23, 2007


                                         /s/ Tina H. Bloom
                                       -----------------------------
                                         Tina H. Bloom
                                         Assistant Secretary